EMPLOYMENT AGREEMENT

     This Agreement made this 17th day of October, 1994 by and between RICHARDSON ELECTRONICS, LTD. whose principal office is 40W267 Keslinger Road, LaFox, Illinois 60147 (hereinafter together with its subsidiaries called "Company") and FLINT COOPER of 48 Rollingwood Drive, Houston TX 77080 (hereinaf-ter called "Executive").

     IT IS AGREED AS FOLLOWS:

     1. Employment and Term. The Company employs the Executive, and the Executive accepts employment by the Company, for a period commencing November 2, 1994 and ending May 31, 1998, unless earlier terminated as hereinafter provided. The Agreement and Executive's employment shall renew automatically for additional consecutive three (3) year terms, unless either party declines to renew by written notice given not less than one (1) year prior to the expiration of any such term; and provided further that at any time after the initial term ending May 31, 1998, this Agreement and Executive's employment may be terminated by not less than one (1) year written notice given by one party to the other. In the event of such termination the Company may assign such duties or no duties to Executive as it, in its discretion, desires during such notice period. The Company may pay compensation in lieu of notice for the required balance of notice period. Executive shall render full time service to the Company upon the terms and conditions and for the compensation hereinafter set forth. Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain or any other pecuniary advantage, without the prior written consent of the Company. The Company hereby consents to Executive's engaging in a tropical plant business so long as his activity in connection therewith does not interfere with his performance of his duties and obligations as an employee of the Company.

     2. Duties. Executive shall perform such managerial duties and responsibilities in connection with the Company's Security Systems Division or its successor and such other duties and responsibilities as Edward J. Richardson or the Board of Directors of the Company may assign to Executive from time to time and shall devote his full time and attention to the same. All such duties and responsibilities shall be carried out by Executive as directed by and under the supervision of Edward J. Richardson, President, or such other employees of the Company as may from time to time be designated by the Board of Directors or the President of the Company. Executive agrees to perform such duties and responsibilities to the satisfaction of the President of the Company and to comply with the policies and procedures established by the Company from time to time, including, without limitation, its Code of Conduct.

     3. Compensation. For all services to be rendered by him in any capacity hereunder (including as an officer, director, committee member or otherwise of the Company or any subsidiary thereof or any division of any thereof) on behalf of the Company, the Company agrees to pay Executive so long as he is employed hereunder, and the Executive agrees to accept, the following compensation:

     A. Salary. A fixed salary ("Salary") at the rate of One Hundred Thousand and No/100th Dollars ($100,000.00) per annum payable in install-ments in accordance with the Company's regular pay periods for employees generally. No additional compensation shall be payable to Executive by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise.

     B. Bonus. A bonus ("Bonus") commencing for the period after January 1, 1995 computed annually for each fiscal year of the Company until the date on which Executive's employment with the Company is terminated in accordance with this Agreement (provided, however if termination is due to death or disability the Bonus will be computed through the end of the Company's fiscal quarter in which such termination takes place), on one of the following methods which shall be selected annually by Executive [and, in the absence of a written election to the contrary, by method (1)]

          (1) an amount equal to the amount which equals 50% of the cumulative net after tax profits for such period, if any, of the Company's Security System Division and after a charge (computed on a fiscal quarterly basis) for the Company's investment in such Division as hereinafter provided. In making the computation the following shall be taken into account:

               (a) The Company's investment in the Security Systems Division as of May 31, 1994 shall be deemed to be $3,422,000.00;

               (b) All additional investment in cash or in kind in the Security Systems Division by the Company shall be added to its investment in the Division as and when made from time to time, cash may be taken out and invested but such shall not reduce the Company's equity in the Security System Division;

               (c) The Company shall have added annually to its investment in the Security Systems Division an amount equal to 50% of the cumulative net after tax profits for such period, if any, of the Company's Security System Division and after a charge for the Company's investment in such Division as hereinafter provided;

               (d) The Company shall be entitled to an annual after-tax return on its investment in the Security Systems Division of 12.5% on the amount so invested from time to time;

               (e) If the Company does not withdraw the 12.5% return on its investment as provided for in (d) above monthly as it is earned the amount not withdrawn shall be deemed an additional investment by the Company in the Security Systems Division until such time as it is withdrawn;

               (f) To the extent withdrawals are made by the Company of excess cash, such amounts will be excluded from the calcula-tion of the 12.5% return contemplated in (d) above but will not reduce the ownership interest of the Company;

               (g) The Company shall maintain internal financial records which reflect the Security Systems Division as a discrete and separate business entity; and

               (h) The Security Systems Division financial records referred to in (g) above shall include all direct expenses of the Division, appropriate charges for expenses of the Company which are of a general nature and not directly chargeable to any one division as set forth in the Business Plan for the Security System Division approved for the year, and taxes computed as if the Security Systems Division stood alone as a separate entity not a part of the Company, and otherwise charges and computations shall be made in accordance with accepted accounting practices as generally applied by the Company.

          (2) an amount computed for Executive as manager of the Security Systems Division in the same manner and applying the same principles used in computing bonus for that fiscal year for other Strategic Business Unit Managers of the Company.

     If Executive shall be employed for only a portion of a fiscal year the Bonus for that year shall be reduced ratably for the portion of the year not employed. The chief financial officer of the Company shall make a computation of the Bonus amount, if any, for each fiscal year, or portion thereof, of the Company after the date Executive's employment commences as specified in paragraph 1. above, within 120 days after the end of each fiscal year of the Company's hereafter. Executive shall have fourteen (14) days to notify the Company in writing of any disagreement with the computation by specifying the particulars of such disagreement. If no notice of disagreement is received by the Company within such period such computation shall be in all respects final and binding upon the Company and upon the Executive. If notice of disagreement is received in a timely manner the parties shall seek to resolve the disagreement through discussion. If so resolved, the computation resulting from such resolution shall be in all respects final and binding upon the Company and upon the Executive. If the parties are unable to resolve the disagreement by discussion, either party by written notice to the other given not sooner than seven (7) days after the Executive's notice of disagreement, may submit the disagreement to the firm of independent public accountant's then acting as the Company's auditor. The decision of such audit firm shall be final and binding upon the Company and upon the Executive. The costs, expenses and fees of such audit firm in connection with resolving a disagreement shall be borne by the parties in proportion to the allowance of the amount in dispute by the audit firm, e.g. if the Executive is claiming an additional $10,000 of Bonus and the audit firm determines Executive is entitled to an additional $1,000, then the Executive will pay 90% and the Company 10% of the audit firm's costs, expenses and fees for such determination.

     C. Payment of Bonus. Subject to the provisions hereafter in this subparagraph C. regarding payment on termination of employment and the provisions of subparagraph F. of this paragraph 3. regarding payment in the event of certain action by the Company, no payment of Bonus shall be made or due until 120 days after the computation of the Bonus for the period ending May 31, 1998. Thereafter, upon election of Executive made by written notice to the Company during the 30 day period after the Company advises Executive of his Bonus account after the end of each fiscal year, the Company shall pay the amount of Bonus or portion thereof, if any, due to Executive which Executive shall specify in such notice of election. Subject to the other provisions of this Agreement (including, without limitation, those relating to termination of employment and those of subparagraph F. of this paragraph 3.) Executive may elect (as specified in the above mentioned notice of election to receive payment) to receive such Bonus in any form specified in clause (1), (2) or (3) below until the Company proposes an adjustment in the right to elect the form of payment because of a proposed initial public offering of equity securities of the separate corporation operating the business of the Company's Security Systems Division referred to in (2) below:

          (1) shares of Common Stock, $.05 par value, of the Company, at a price per share equal to the Fair Market Value of Common Stock on the date notice of election to take Bonus in the form of such stock is given; provided, however, that the Dollar amount of Bonus elected to be taken in the form of such stock shall be increased or decreased in value, as the case may be, in the same proportion that the Fair Market Value of Common Stock on the date notice of election to take Bonus in the form of such stock is given bears to the book value per share of such Common Stock as reflected on the Company's Balance Sheet for the Company's fiscal quarter ended prior to the election [e.g., if the Fair Market Value of Common Stock is $10 per share and the book value is $5 per share (i.e., 2 times book) then each $1 of Bonus being taken in the form of stock shall be increased in value to $2 (i.e., multiplied by 2) or if the Fair Market Value of Common Stock is $5 per share and the book value is $10 per share (i.e., .5 times book) then each $1 of Bonus being taken in the form of stock shall be reduced in value to $.50 (i.e., multiplied by .5)], or

          (2) if the Company has prior thereto created a separate corporation to operate the business of the Security System Division by transfer-ring the assets and liabilities of the Security Systems Division to such new corporation, common stock of such corporation created by the Company to operate the business of the Security Systems Division so that the shares issued to Executive shall be that number which represents that portion of the total number of shares of the new corporation held by him and the Company after the issuance which is the same as the portion of the total investment in such new corpora-tion by him and the Company (considering the Company's investment for such purpose to be the amount determined in the manner provided under B.(1)(a) through (h) above, or

          (3) partly in cash and partly in stock under C.(1) or (2) above, in which case the number of shares of stock shall be reduced to reflect the cash taken by Executive.

     No fractional shares shall be issued, cash shall be paid for any fractional share amount. Fair Market Value of Common Stock shall mean an amount equal to the mean of the closing bid and asked quotations for a share of Common Stock in the over-the-counter market as of the date for which such value is being determined, as reported by the National Association of Securities Dealers, Inc. through NASDAQ or, in the event that the Common Stock is listed on any exchange (including, without limitation, the NASDAQ National Market System), the price established by the last sale on such exchange on that date or, if there were no sales on that date, the mean of the bid and asked prices for Common Stock on that exchange at the close of business on that date. If Executive does not specify the form of payment of Bonus in his election to receive payment it shall be made in such form as the Company elects. Notwithstanding the foregoing, if on the date of notice of termination of Executive's employment with the Company hereunder, Executive has not theretofore or within ten (10) days thereafter made an election in writing as to one of the options indicated in C.(1) through (3) above with respect to any remaining Bonus, if any, which may be or become due him, then the Company may pay the same in such form as it elects.

     D. Withholding. The Company may, to the extent permitted by law, deduct from any payments or transfers of any kind due Executive (including, without limitation, Bonus) the amount of any federal, state, local or foreign taxes required by any governmental authority to be withheld or otherwise deducted or paid with respect to Salary, Bonus, or any other amount due or paid to Executive.

     E. Conditions Upon Issuance of Shares. The right to elect that shares of stock or other equity be issued pursuant to any election as to form of payment of Bonus under subparagraph C. of this paragraph 3. is subject to the Company's determination, in its discretion, that the listing, registration, or qualification upon any securities exchange or under any federal, state, or foreign law or the consent or approval of any governmen-tal authority is necessary or desirable as a condition of, or in connection with, the granting of such right, the exercise of such election or issuance of shares or other equity pursuant thereto and such election may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained, by and at the expense of Executive, free of any conditions not acceptable to the Company.

     F. No Effect on Corporate or Stockholder Action. The existence of the right to elect that the payment of Bonus be in the form of stock or other equity under subparagraph C. of this paragraph 3. shall not affect in any way the right or power of the Company or any subsidiary thereof or their respective stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's or subsidiary's capital structure or business, or any merger or consolidation of the Company or any subsidiary, or the spin off of any business or part thereof, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting any stock or other equity to be issued upon exercise of election under subparagraph C. of this paragraph 3. or the rights thereof, or the dissolution or liquidation of the Company or any subsidiary, or any sale or transfer of all or any part of the assets or business of the Company or any subsidiary, or any other corporate act or proceeding of the Company or any subsidiary, whether of a similar character or otherwise. In the event of any such action by the Company or any subsidiary, the Company may, in its discretion, make such adjustment in the right to elect the form of payment of Bonus as it deems appropriate, including, without limitation, termination of right to elect form of payment (but not terminate the right to Bonus); provided the Company gives Executive 30 days notice thereof and permits Executive to exercise (subject to subparagraph E. of this paragraph 3.) his right to receive payment, as soon as practicable, of Bonus, if any, then accrued in any form permitted under subparagraph C. of this paragraph 3. within such 30 day period after such notice is given by the Company.

     G. Employee Benefits. In addition to the Salary and Bonus provided above Executive shall be entitled to participate in benefits generally offered to all Company employees for which and to the extent he is eligible and subject to the discretion of the Company provided thereunder, including vacations and holidays, profit sharing and pension plan, medical, dental, long term disability and life insurance as detailed in the Richardson Electronics Group Insurance Plan, Long Term Disability Plan, Employee Benefit Plan and the Employee Profit Sharing Trust and the Employees Stock Purchase Plan and other plans applicable to employees generally. In the event that the Executive shall, during the term of his employment hereunder, die or become disabled he shall be entitled to the benefits provided to employees generally under the Company's Employee Group Insurance and Long Term Disability Benefit Plans for executives and the Company shall have no further duty or obligation to pay the Salary or Bonus provided above beyond such date of death or disability.

     H. Expenses. Executive shall also be entitled to reimbursement for business and business related travel expenses in accordance with the Company's regular business and travel expense reimbursement policy in effect from time to time.

     I. Company's Rights. Nothing in this Agreement shall require the Company to maintain any benefit plan nor prohibit the Company from modifying any such plan as it sees fit from time to time. It is only intended that Executive shall be entitled to participate in any such plan offered for which he may qualify under the terms of any such plan as it may from time to time exist, in accordance with the terms thereof and subject to discretion of the Company reserved in any such plan.

     4.   Confidentiality.

     A. Definition of Proprietary Information. For purposes of this Agreement, the term "Proprietary Information" shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) to which Executive has received or may receive, have access to or receive access to, or has developed or may develop, in whole or in part, as a direct or indirect result of his employment with the Company, its predecessors or its subsidiaries or in the course of his employment with the Company, its predecessors or its subsidiaries or through the use of any of the Company's, its predecessors' or its subsidiaries's facilities or resources:

          (1). Customer lists, including, but not limited to, customer names, customer requirements, and customer data; supplier lists, including, but not limited to, supplier names, supplier capabilities, and supplier data; marketing techniques; practices; methods; plans; systems; processes; purchasing information; price lists; pricing policies; quoting procedures; product information; operating policies and procedures; financial information; and other materials or information relating to the manner in which the Company, its predecessors or its subsidiaries does business;

          (2) Discoveries, concepts and ideas, whether patentable or not, or copyrightable or not, including, but not limited to, the nature and results of research and development activities, processes, formulas, techniques, "know-how", designs, drawings and specifications;

          (3) Any other materials or information related to the business or activities of the Company, its predecessors or its subsidiaries which are not generally known to others engaged in similar businesses or activities or which could not be gathered or obtained without significant expenditure of time, effort and money; and

          (4) All inventions and ideas which are derived from or relate to Executive's access to or knowledge of any of the above enumerated materials or information.

     The Proprietary Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known or generally utilized by others engaged in the same business or activities in the course of which the Company, its predecessors or its subsidiaries utilized, developed or otherwise acquired such information or materials and which Executive has gathered or obtained from such other public sources by his own (other than on behalf of the Company, its predecessors or subsidiaries) expenditure of significant time, effort and money. Failure to mark any of the Proprietary Information as confidential shall not affect its status as part of the Proprietary Information under the terms of this Agreement.

     B. Ownership of Proprietary Information. Executive agrees that the Proprietary Information (including, without limitation, that which is developed, created or prepared by or for Executive) is and at all times shall remain the sole and exclusive property of the Company. All records relating to the Company's or any subsidiary's operations, investigations, and business, and any notes with respect to such records, made or received by Executive in connection with his services hereunder, and all copies of such records or notes made by, for, or with the consent of Executive, are and shall be the Company's property exclusively, and Executive shall keep the same at all times in his custody and subject to his control, and shall surrender the same to the Company at the Company's request but, in any event, no later than at the termination of his employment with the Company.

     C. Non-Disclosure of Proprietary Information. Executive represents, warrants and agrees that he will not (except in the proper course of his employment duties for the Company) either during or after the term of his employment with the Company, make use of, disseminate, publish, or disclose to any person, firm, company, association, or other entity, and shall use his best endeavors to prevent the use, dissemination, publication, or dis-closure of, any Proprietary Information.

     5.   Non Competition.

     A. Competition. Independent of any obligation under any other paragraph or subparagraph hereof, Executive agrees that during the term of his employment, and during a further period of two years after leaving the employ of the Company, whether upon expiration of this agreement or otherwise (except that if Executive's termination of employment is involuntary other than pursuant to the provisions of clause (i) of paragraph 8 below, then the period of restriction shall be for one year after the end of the period for which the Company has paid compensation to Executive, or if Executive's termination of employment is involuntary and pursuant to the provisions of clause (i) of paragraph 8 below, then the restriction shall terminate on the date of termination of employment, or if termination is by Executive because, and Company has not, provided the capital investment called for by the agreed to annual Business Plan, then the restriction shall terminate on the date of termination of employment) he will not, except with the approval of the President of the Company, directly or indirectly (whether or not for compensation or profit) through any other individual or entity, whether as an officer, director, sharehold-er, creditor, partner, promoter, proprietor, associate, employee, representative or otherwise, become or be interested in, or associated with, any individual or entity, other than the Company (including its subsidiaries), engaged primarily in the business of distributing closed circuit television security systems, parts, components or services in the territories served by the Company's Security Systems Division and in the channels and to the customers served by such Division, provided, however, that, anything above to the contrary notwithstanding, Executive may, after the date of this Agreement, own as an inactive investor, securities of any corporation engaged in any prohibited business as described above which is publicly traded on a national securities exchange or in the over-the-counter market, so long as the holdings of the Executive, directly or indirectly, in the aggregate, constitute less than 1% of the outstanding voting securities of such corporation.

     B. Customers or Suppliers. Independent of any obligation under any other paragraph or subparagraph hereof, Executive agrees that during the term of his employment, and during a further period of two years after leaving the employ of the Company, whether upon expiration of this Agreement or otherwise (except that if Executive's termination of employment is involuntary other than pursuant to the provisions of clause
     (i) of paragraph 8 below, then the period of restriction shall be for one year after the end of the period for which the Company has paid compensa-tion to Executive, or if Executive's termination of employment is involuntary and pursuant to the provisions of clause (i) of paragraph 8 below, then the restriction shall terminate on the date of termination of employment, or if termination is by Executive because, and Company has not, provided the capital investment called for by the agreed to annual Business Plan, then the restriction shall terminate on the date of termination of employment) he will not, except with the approval of the President of the Company, directly or indirectly (whether or not for compensation or profit) through any other individual or entity call upon, solicit, entice, persuade or induce any individual or entity which during the twelve (12) month period prior to the termination of Executive's employment with the Company was a customer or supplier, or proposed customer or supplier, of the Company (including its subsidiaries) upon whom Executive called or whose account he supervised on behalf of the Company (including its subsid-iaries), to purchase (with respect to customers) or sell (with respect to suppliers) products or services of the types or kind sold by the Security Systems Division of the Company or any other division or part of the Company for which Executive has rendered services during his employment with the Company (including its subsidiaries) or which could be substituted for or which serve the same purpose or function as products or services sold by such division or part of the Company (including its subsidiaries), and Executive shall not approach, respond to, or otherwise deal with any such customer or supplier for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

     C. Employees. Independent of any obligation under any other paragraph or subparagraph hereof, Executive agrees that during the term of his employment, and during a further period of two years after leaving the employ of the Company, whether upon expiration of this Agreement or otherwise (except that if Executive's termination of employment is involuntary then the period of restriction shall be for one year after the end of the period for which the Company has paid compensation to Execu-tive,) he will not, directly or indirectly (whether or not for compensation or profit) work for or employ, or cause to be employed by another, any person who was an employee, officer, or agent of the Company or any of its subsidiaries at any time during the twelve (12) month period prior to the termination of Executive's employment with the Company; provided, however, that the restriction in this subparagraph C. shall not apply if the person or entity in which such employment is engaged is not engaged in the business of distributing closed circuit television security systems, parts, components or services.

     D. Remedies. In the event of a breach or threatened breach by the Executive of the provisions of this paragraph 5 or of paragraph 4 the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach. The parties hereto desire that this paragraph 5 and paragraph 4 shall be fully enforceable in accordance with the terms hereof and thereof but if any portion is held unenforceable or void or against public policy by any court of competent jurisdiction, the remainder shall continue to be fully enforceable in accordance with its terms or as it may be modified by such court. The period of restriction specified in paragraphs 5 or 4 shall abate during the time of any violation thereof and the remaining portion at the commencement of the violation shall not begin to run until the violation is cured.

     E. Survival. The provisions of this paragraph 5 and paragraph 4 shall survive the termination or expiration of this Agreement or Executive's employment for any reason.

     6. The Company's Good Name. Executive agrees that he will at no time engage in conduct which demeans, defames, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Company, its subsidiar-ies, or their respective shareholders, directors, officers, employees, or agents or the products sold by the Company or any of its subsidiaries.

     7. Executive Not Subject to Restrictions. The Company does not desire to acquire from Executive any secret or confidential know-how or information which he may have acquired from others nor does it wish to cause a breach of any non compete or similar agreement to which Executive may be subject. Executive represents and warrants that (i) other than for this Agreement, he is not subject to or bound by any confidentiality agreement or non disclosure or non compete agreement or any other agreement having a similar intent, effect or purpose, and (ii) he is free to use and divulge to the Company, without any obligation to or violation of any right of others, any and all information, data, plans, ideas, concepts, practices or techniques which he will use, describe, demonstrate, divulge, or in any other manner make known to the Company during the performance of services hereunder.

     8. Termination. Anything in this Agreement to the contrary notwith-standing, the Company shall be entitled to terminate Executive's employment and right to receive compensation hereunder (including, without limitation, the right to receive any unpaid Bonus which might otherwise be or become due under any other provision hereof, unless the termination is pursuant to clause (i) below, in which event Bonus, if any, computed under the other provisions hereof to the date of termination shall be paid to Executive) if
(i) he fails, or refuses, to perform the duties and responsibilities required of him under this Agreement, (ii) the Security Systems Division of the Company (or the successor entity to such business) fails in any fiscal year to meet the earnings goal therefor as set forth in the Business Plan (as defined in paragraph 9 below) for such fiscal year, (iii) he fails, or refuses to perform, or otherwise breaches any of the other covenants, agreements, or provisions of this Agreement, (iv) commits an act of fraud on the Company, (v) commits, or is arrested for, or is otherwise officially charged with a felony or any crime involving moral turpitude, or any other criminal activity or unethical conduct which, in the good faith opinion of the Company, would impair the Executive's ability to perform his duties hereunder or would impair the business or reputation of the Company, or (vi) commits an act, or omits to take action, in bad faith or in detriment of the Company. Executive's death or disability during the term of his employment hereunder shall not be deemed a breach by him of the provisions of this Agreement; however, in such event, the Company's obligation with respect to payment of compensation to Executive shall be as provided in its employee benefit package for executive employees generally (i.e. the Company's
Employee Group Insurance and Long Term Disability Benefit Plans for employees as may be in effect) which shall be in lieu of any amounts otherwise provided in this Agreement after the date of such disability or death (except for Bonus which shall be computed and paid for the period through the end of the quarter in which such death or disability occurs).

     9. Business Plan and Executive Authority. Attached hereto is a business plan for the Company's Security Systems Division (the "Business Plan"). The Company agrees to provide the capital investment for fiscal 1995 contemplated by the Business Plan. It is agreed that the parties will seek to agree prior to the end of each fiscal year on a business plan for the next fiscal year.
Such agreed to plan shall then become the Business Plan. It is the intent of the parties that such plans will in general follow the 5 year component of the Business Plan attached hereto, will contain general corporate charges determined using principles used to determine such charges in the Business
Plan attached hereto and will not require capital investment (in addition to cash generated by the Division) in excess of that contemplated by the 5 year plan portion of the attached Business Plan. Subject to general corporate law and the provisions of paragraph 2. hereof, the Executive shall have authority to operate the Division within the limitation of such agreed upon annual Business Plan, including the right to hire and fire anyone in the Division, to set up operations in Houston and to enter into agreements with customers and suppliers in the ordinary course of business; provided, such activities do not affect the Company as a whole or its other divisions or subsidiaries or violate other agreements or restrictions that may be applicable to the Company (for example its credit agreement with the Bank). Further anything not contemplated by the agreed to annual Business
Plan shall require the prior approval of the Company's chief executive officer or its board of directors as the case may be. The Executive is authorized to control when bills of the Division are paid; provided that he shall not withhold payment for more than fourteen (14) days after the due date except in the case of a bona fide dispute, in which event only the amount in dispute shall be withheld.

     10. Notices. All notices required to be given hereunder to the Company shall be in writing and delivered in person to the President of the Company or sent by certified or registered mail addressed to its principal executive office at 40W267 Keslinger Road, Lafox, Illinois 60147, Attention: President, or at such other address of which the Company notifies Executive pursuant to this paragraph. All notices required or to be given hereunder to Executive shall be in writing and delivered to him in person or sent by certified or registered mail addressed to him at his last known residence address appearing on the Company's personnel records. Notice shall be deemed given when delivered in person or, if mailed, when deposited in the United States
Mail addressed as aforesaid.

     11.  Miscellaneous.

     A. Entire Agreement. This Agreement supersedes any and all other agreements, written or oral, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises, or agreements, written, oral or otherwise, have been made by any party, or anyone acting or purporting to act on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid and binding.

     B. Binding Effect. Subject to paragraph 11., this Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns and shall inure to their respective benefits.

     C. Modification. This Agreement shall not be subject to change, modification, or discharge, in whole or in part, except by written instrument signed by the parties; provided, however, that if any of the terms, provisions or restrictions of paragraph 4 or subparagraphs 5.A. through C. are held to be in any respect unreasonable restrictions upon Executive, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates or effect any other change to the extent necessary to render any of said terms, provisions or restrictions enforceable.

     D. Waiver. The failure by the Company to insist upon strict compliance by the Executive with respect to any of the terms or conditions hereof shall not be deemed a waiver or relinquishment of any other terms or conditions nor shall any failure to exercise any right or power hereunder at one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     E. Captions. The captions of this Agreement are inserted for conve-nience only and are not to be construed as forming a part of this Agreement.

     F.   Governing Law and Jurisdiction.    This Agreement is made subject
     to and shall be governed and construed under the laws of the State of Illinois. The parties agree that the state and federal courts situated in Kane or Cook County in the State of Illinois shall have exclusive jurisdic-tion to enforce this Agreement and to resolve any disputes with respect to this Agreement, with each party irrevocably consenting to the jurisdiction thereof for any actions, suits or proceedings arising out of or relating to this Agreement and each party irrevocably waiving its rights to jury trials with respect thereto. Executive further agrees and consents to submit to the jurisdiction of any such Court over his person for purposes of enforcing any terms of this Agreement or resolving any disputes which arise under this Agreement. Further Executive specifically agrees to waive his right to remove or transfer any proceeding from any such Court. The judgments, orders and decrees of any such Court shall be entitled to full faith and credit in all other jurisdictions and the attempt to enforce the same in any other jurisdiction will not be contested.

     12. Assignment. This is a personal services agreement, and Executive's performance and obligations hereunder shall not be assigned or delegated by Executive, and any purported assignment or delegation shall be void. Executive may assign, in whole or in part, any of the benefits to be provided to him under this Agreement, subject in all cases to compliance with all applicable laws, rules and regulations, including, without limitation, securities laws, rules and regulations.

     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement the day and year first above written.

EXECUTIVE                     RICHARDSON ELECTRONICS, LTD.


/s/ Flint Cooper                   By: /s/ Edward J. Richardson
Flint Cooper                      Edward J. Richardson, President